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                                                                    Exhibit 23.1
                                                                    ------------

                  Report and Consent of Independent Auditors



The Board of Directors and Shareholders
TranSwitch Corporation:

We consent to the use of our report included herein and incorporated by reference in the registration statements of TranSwitch Corporation on Form S-8 (No. 333-94234) and Forms S-3 (No. 333-40897, No. 333-69005, No. 333-38318),
relating to the consolidated balance sheets of TranSwitch Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appear in the TranSwitch Corporation current filing on Form 8-K.

/s/ KPMG LLP

KPMG LLP

Stamford, Connecticut
September 13, 2000